Exhibit 99.1

Avinger Provides First Quarter 2019 Shareholder Update

Pantheris Revenue Increases 46% over Prior Year

Redwood City, Calif., May 8, 2019 - Avinger, Inc. (Nasdaq: AVGR), a commercial-stage medical device company marketing the first and only intravascular image-guided, catheter-based system for diagnosis and treatment of patients with Peripheral Artery Disease (PAD), today reported results for the first quarter ended March 31, 2019.

First Quarter and Recent Highlights

●	Achieved revenue of $1.8 million for the first quarter of 2019, reflecting typical seasonality within the user base;
●	Reported $0.9 million in Pantheris® revenue, a 46% increase from the first quarter of 2018;
●	Added 4 new Lumivascular accounts, for a total of 75 accounts ordering the Company’s Lumivascular products in the first quarter of 2019;
●

Announced FDA 510(k) clearance for Pantheris SV (Small Vessel) and commenced preparations for initial launch at select Lumivascular sites, to be followed by full commercial rollout, anticipated in the third quarter of 2019;

●	Reported publication of excellent clinical outcomes data from a study evaluating Pantheris image-guided atherectomy combined with antirestenotic therapy for the treatment of PAD;
●	Announced issuance of one new U.S. patent and the allowance of five additional U.S. patent applications, bringing Avinger’s intellectual property portfolio to 149 patents and applications; and
●	Further strengthened the balance sheet with $8.0 million in proceeds received since January 1, 2019 from warrant exercises related to prior underwritten public offerings.

Jeff Soinski, Avinger’s president and CEO, commented, “We are excited about the continued momentum for our Lumivascular platform, including the expansion of our customer base, the strong performance of our next-generation Pantheris and the recent FDA clearance of Pantheris SV. In the first quarter, we grew our Pantheris business significantly compared to the year-ago period. We have also made progress on our growth initiatives, including driving utilization at current sites, opening new Lumivascular sites, developing new devices, advancing our clinical data and expanding our sales force to fuel further growth.

“On the new product front, we believe Pantheris SV has the potential to expand our addressable market by as much as 50%, or an additional $180 million. We are initially focused on the limited launch of this highly-differentiated platform to select key opinion leader sites within our network. We anticipate transitioning to full commercial launch during the third quarter with the roll-out of Pantheris SV to our more than 75 Lumivascular sites. Our user base is eager to commence cases with this technology, which offers a compelling new therapeutic option for patients suffering from PAD in smaller vessels, including those below-the-knee.”

First Quarter 2019 Financial Results

Total revenue was $1.8 million for the first quarter ended March 31, 2019, an increase of 2% from the first quarter of 2018 and a decrease of 9% from the fourth quarter of 2018, with first quarter revenue reflecting typical seasonality, given the elective nature of many PAD procedures.

Gross margin for the first quarter of 2019 was 20%, compared to 22% for the first quarter of 2018 and 28% for the fourth quarter of 2018.

Operating expenses for the first quarter of 2019 were $5.4 million, a 14% decrease from $6.3 million in the first quarter of 2018 and a decrease of 19% from $6.6 million in the fourth quarter of 2018.

Operating loss for the first quarter of 2019 was $5.0 million, an improvement of $0.9 million, or 15%, from $5.9 million in the first quarter of 2018 and an improvement of $1.0 million, or 17%, from an operating loss of $6.1 million in the fourth quarter of 2018. Net loss and comprehensive loss for the first quarter of 2019 was $5.1 million, an improvement of 51% from $10.3 million in the first quarter of 2018 and an improvement of 17% from $6.1 million in the fourth quarter of 2018.

Adjusted EBITDA, as defined under non-GAAP measures in this press release, was a loss of $4.3 million, an improvement of 14% compared to a loss of $5.1 million for the first quarter of 2018 and an improvement of 3% compared to a loss of $4.5 million for the fourth quarter of 2018.

For more information regarding non-GAAP financial measures discussed in this press release, please see “Non-GAAP Financial Measures” below, as well as the reconciliation of GAAP to non-GAAP measures provided in the tables below.

Balance Sheet

Cash and cash equivalents totaled $16.7 million as of March 31, 2019, an increase from $16.4 million as of December 31, 2018. Subsequent to the end of the first quarter, Avinger received an additional $1.7 million in proceeds from warrant exercises, bringing the year-to-date total proceeds from warrant exercises to $8.0 million.

As of March 31, 2019, Avinger had approximately 60.1 million shares of common stock, 44,745 shares of Series A preferred stock, 178 shares of Series B preferred stock and no shares of Series C preferred stock outstanding. Each share of the Series A preferred stock is convertible into 500 shares of the Company’s common stock at a conversion price of $2.00 per share. Each share of Series B preferred stock is convertible into approximately 2,500 shares of the Company’s common stock at a conversion price of $0.40. Assuming conversion of all outstanding shares of preferred stock (other than conversions of Series A preferred stock, which have been suspended until such time as our stockholders have approved an amended and restated certificate of incorporation authorizing at least 125 million shares of common stock), the Company would have approximately 92.2 million shares of common stock outstanding at March 31, 2019, excluding outstanding warrants.

Conference Call

Avinger will hold a conference call today, May 8, 2019 at 4:30pm ET to discuss its first quarter 2019 financial results.

Individuals interested in listening to the conference call may do so by dialing 844-602-0380 for domestic callers or +1-862-298-0970 for international callers. To listen to a live webcast, please visit http://www.avinger.com and select Investor Relations.

A replay of the call will be available beginning May 8, 2019 at approximately 7:30pm PT/ 10:30pm ET through May 15, 2019. To access the replay, dial 919-882-2331 and reference Conference ID: 48585. The webcast will also be available on Avinger's website following completion of the call at www.avinger.com.

About Avinger, Inc.

Avinger is a commercial-stage medical device company that designs and develops the first and only image-guided, catheter-based system for the diagnosis and treatment of patients with Peripheral Artery Disease (PAD). PAD is estimated to affect over 12 million people in the U.S. and over 200 million worldwide. Avinger is dedicated to radically changing the way vascular disease is treated through its Lumivascular platform, which currently consists of the Lightbox imaging console, the Ocelot family of chronic total occlusion (CTO) catheters, and the Pantheris® family of atherectomy devices. Avinger is based in Redwood City, California. For more information, please visit www.avinger.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our future performance, the impact of Pantheris SV on our addressable market, and our anticipated commercial launch and roll-out of Pantheris SV. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; our ability to demonstrate the benefits of our Lumivascular platform; the resource requirements related to Pantheris; the outcome of clinical trial results; potential exposure to third-party product liability, intellectual property and other litigation; lack of long-term data demonstrating the safety and efficacy of our Lumivascular platform products; experiences of high-volume users of our products may lead to better patient outcomes than those of physicians that are less proficient; reliance on third-party vendors; dependency on physician adoption; reliance on key personnel; and requirements to obtain regulatory approval to commercialize our products; as well as the other risks described in the section entitled "Risk Factors" and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2019. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Avinger disclaims any obligation to update these forward-looking statements.

Non-GAAP Financial Measures

Avinger has provided in this press release financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company uses these non-GAAP financial measures internally in analyzing its financial results and believes that the use of these non-GAAP financial measures is useful to investors as an additional tool to evaluate ongoing operating results and trends and in comparing the Company’s financial results with other companies in its industry, many of which present similar non-GAAP financial measures.

The presentation of these non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s financial statements prepared in accordance with GAAP. A reconciliation of the Company’s non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included in this press release, and investors are encouraged to review these reconciliations.

Adjusted EBITDA. Avinger defines Adjusted EBITDA as net loss and comprehensive loss plus interest expense, net, plus other income, net, plus stock-based compensation expense plus certain inventory charges plus certain depreciation and amortization expense. Investors are cautioned that there are a number of limitations associated with the use of non-GAAP financial measures as analytical tools. Furthermore, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP, and the components that Avinger excludes in its calculation of non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP results of operations. Avinger compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures. In the future, the Company may also exclude other non-recurring expenses and other expenses that do not reflect the Company’s core business operating results.

Public Relations Contact:

Phil Preuss

VP of Marketing & Business Operations

Avinger, Inc.

(650) 241-7942

pr@avinger.com

Investor Contact:

Mark Weinswig
Chief Financial Officer
Avinger, Inc.
(650) 241-7916
ir@avinger.com

Matt Kreps

Darrow Associates Investor Relations

(214) 597-8200

mkreps@darrowir.com

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Condensed Statements of Operations and Comprehensive Loss
(in thousands) (unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2018	2018	2019

Revenue	$1,809	$2,028	$1,840
Cost of revenue	1,415	1,470	1,467
Gross profit (loss)	394	558	373
	22%	28%	20%
Operating expense
Research and development	1,777	1,669	1,414
Selling, general, and administrative	4,500	4,961	3,986
Total operating expense	6,277	6,630	5,400

Operating income/(loss)	(5,883)	(6,072)	(5,027)

Other income (expense), net:
Interest expense, net	(4,639)	(257)	(268)
Other income, net	241	239	240
Net loss and comprehensive loss	(10,281)	(6,090)	(5,055)
Accretion of preferred stock dividends	(410)	(836)	(895)
Deemed dividend arising from beneficial conversion feature of convertible preferred stock	(5,216)	-	-
Net loss attributable to common stockholders	$(15,907)	$(6,926)	$(5,950)

Net loss per share attributable to common stockholders basic and diluted	$(7.99)	$(0.31)	$(0.14)

Weighted average common shares used to compute net loss per share, basic and diluted	1,992	22,409	42,481

Condensed Balance Sheets
(in thousands, except per share amounts) (unaudited)

	March 31,	December 31,
Assets	2019	2018
Current assets:
Cash and cash equivalents	$16,707	$16,410
Accounts receivable, net of allowance for doubtful accounts of $232 and $260 at March 31, 2019 and December 31, 2018, respectively	1,112	1,154
Right of use asset	1,313	-
Inventories	3,955	3,422
Prepaid expenses and other current assets	1,026	635
Total current assets	24,113	21,621

Property and equipment, net	2,140	2,078
Total assets	$26,253	$23,699

Liabilities and stockholders' equity (deficit)

Current liabilities:
Accounts payable	$969	$1,148
Accrued compensation	1,016	1,197
Accrued expenses and other current liabilities	906	1,449
Leasehold liability	1,313	-
Borrowings	7,837	7,486
Preferred stock dividends payable	895	2,918
Total current liabilities	12,936	14,198
Other long-term liabilities	38	41
Total liabilities	12,974	14,239

Stockholders' equity:
Convertible preferred stock, par value $0.001	-	-
Common stock, par value $0.001	59	34
Additional paid-in capital	347,160	338,311
Accumulated deficit	(333,940)	(328,885)
Total stockholders' equity	13,279	9,460
Total liabilities and stockholders' equity	$26,253	$23,699

Reconciliation of Adjusted EBITDA to Net loss and comprehensive loss
(in thousands)
(unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2018	2018	2019

Net loss and comprehensive loss	$(10,281)	$(6,090)	$(5,055)
Add: Interest expense, net	4,639	257	268
Add: Other income, net	(241)	(239)	(240)
Add: Stock-based compensation	619	1,052	493
Add: Certain inventory charges	(79)	-	-
Add: Certain depreciation and amortization charges	277	546	200
Adjusted EBITDA	$(5,066)	$(4,474)	$(4,334)